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                                                                      EXHIBIT 12

COMPUTER NETWORK TECHNOLOGY CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES


                                   YEARS ENDED JANUARY 31,   YEARS ENDED DECEMBER 31,
                                   -----------------------   ------------------------
                                  2002           2001        1999        1998          1997
                                 --------      --------     --------     --------     --------
                                         (IN THOUSANDS, EXCEPT RATIO DATA)
Income (loss) from continuing
 operations before income
 taxes                           $(17,220)     $ 24,076     $  6,555     $  5,089     $    761

Plus fixed charges:
  Interest expense                    285           338          264           79           57
  Assumed interest
  element included in
  rent expense(1)                   1,952         1,772        1,323        1,041          922
                                 --------      --------     --------     --------     --------
Income (loss) from continuing
 operations before income taxes
 and fixed charges                (14,983)       26,186        8,142        6,209        1,740
Fixed charges                       2,237         2,110        1,587        1,120          979
                                 --------      --------     --------     --------     --------

Ratio of earnings to
fixed charges                                     12.41         5.13         5.54         1.78
                                               ========     ========     ========     ========

Deficiency of earnings
available to cover fixed charges $(17,220)
                                 ========

Rent expense                     $  5,857      $  5,315     $  3,970     $  3,122     $  2,765
Interest portion - 33 1/3%       $  1,952      $  1,772     $  1,323     $  1,041     $    922


         In fiscal year ended January 31, 2002, earnings were inadequate to cover fixed charges by $17.2 million.

     (1) Total rent expense for the period divided by three. This is the portion of rental expense which the company believes to be representative of interest.

         Our consolidated ratio of earnings to fixed charges is computed as income (loss) from continuing operations before provision for income taxes and fixed charges. Fixed charges consist of interest expense plus such portion of rent expense as is representative of the interest factor.